EXHIBIT 99.1

Delcath Raises $8.1 Million from Shareholders in Rights Offering

New York, NY, (September 27, 2018) – Delcath Systems, Inc. (OTCQB: DCTH), an interventional oncology company focused on the treatment of primary and metastatic liver cancers, today announces the closing of the subscription period of its previously announced rights offering. The rights offering was made pursuant to a Registration Statement on Form S-1 that was made effective on August 3, 2018. At the end of the subscription period on September 26, 2018, Delcath had received 4,249,604 basic subscriptions and 418,207 oversubscriptions for a total of 4,667,811 subscriptions, each subscription for one share of its Common Stock. Gross proceeds are expected to be $8.1 million, and net proceeds from the offering are expected to be approximately $7.3 million.

As of the expected closing date of September 28, 2018, Delcath will have 5,740,805 shares of its Common Stock issued and outstanding.

If you have any questions or need further information about this rights offering, please call D.F. King, Delcath’s information agent for the rights offering, at (212) 269-5550 (bankers and brokers) or (877) 732-3612 (all others) or email at DCTH@dfking.com.

About Delcath Systems

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have commenced a global Registration clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) called The FOCUS Trial and have initiated a global Phase 3 clinical trial for intrahepatic cholangiocarcinoma (ICC) called The ALIGN Trial. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system has been commercially available since 2012 under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Forward Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the OM and ICC clinical trial programs, , timely enrollment and treatment of patients in the global Registration OM clinical trial, IRB or ethics committee clearance of the Registration trial for OM and the Phase 3 ICC trial protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets,, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com

D.F. King

(212) 269-5550 (bankers and brokers), (877) 732-3612 (all others)

Email: DCTH@dfking.com.

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